                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 33)

                                V.F. CORPORATION
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    918204108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  918204108                                         Page 1 of 5 Pages

      1)  Names of Reporting Persons
            IRS Identification No. Of Above Persons

               The PNC Financial Services Group, Inc.    25-1435979

      2)  Check the Appropriate Box if a Member of a Group (See Instructions)
            a)  [  ]
            b)  [  ]

      3)  SEC USE ONLY


      4)  Citizenship or Place of Organization    Pennsylvania

      Number of Shares           5)  Sole Voting Power                   87,704

      Beneficially Owned         6)  Shared Voting Power             22,231,788

      By Each Reporting          7)  Sole Dispositive Power              20,857

      Person With                8)  Shared Dispositive Power        22,273,488

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     22,319,492

      10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              See Instructions                                             [  ]

      11)  Percent of Class Represented by Amount in Row (9)              20.65

      12)  Type of Reporting Person   (See Instructions)                     HC

                            SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 33)

                                V.F. CORPORATION
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    918204108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  918204108                                          Page 2 of 5 Pages

      1)  Names of Reporting Persons
            IRS Identification No. Of Above Persons

               PNC Bancorp, Inc.   51-0326854

      2)  Check the Appropriate Box if a Member of a Group (See Instructions)
            a)  [  ]
            b)  [  ]

      3)  SEC USE ONLY


      4)  Citizenship or Place of Organization    Delaware

      Number of Shares           5)  Sole Voting Power                   87,704

      Beneficially Owned         6)  Shared Voting Power             22,231,788

      By Each Reporting          7)  Sole Dispositive Power              20,857

      Person With                8)  Shared Dispositive Power        22,273,488

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     22,319,492

      10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              See Instructions                                             [  ]

      11)  Percent of Class Represented by Amount in Row (9)              20.65

      12)  Type of Reporting Person   (See Instructions)                     HC

                            SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 33)

                                V.F. CORPORATION
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    918204108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  918204108                                          Page 3 of 5 Pages

      1)  Names of Reporting Persons
            IRS Identification No. Of Above Persons

               PNC Bank, National Association   22-1146430

      2)  Check the Appropriate Box if a Member of a Group (See Instructions)
            a)  [  ]
            b)  [  ]

      3)  SEC USE ONLY


      4)  Citizenship or Place of Organization    United States

      Number of Shares           5)  Sole Voting Power                   87,704

      Beneficially Owned         6)  Shared Voting Power             22,231,788

      By Each Reporting          7)  Sole Dispositive Power              20,857

      Person With                8)  Shared Dispositive Power        22,273,488

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     22,319,492

      10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              See Instructions                                             [  ]

      11)  Percent of Class Represented by Amount in Row (9)              20.65

      12)  Type of Reporting Person   (See Instructions)                     BK

                                                             Page 4 of 5 Pages

ITEM 2(a) - NAME OF PERSON FILING:

         The PNC Financial Services Group, Inc.; PNC Bancorp, Inc.; and PNC Bank, National Association

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The PNC Financial Services Group, Inc. - One PNC Plaza,
            249 Fifth Avenue, Pittsburgh, PA  15222-2707
         PNC Bancorp, Inc. - 300 Delaware Avenue, Suite 304,
            Wilmington, DE  19801
         PNC Bank, National Association - One PNC Plaza, 249 Fifth Avenue,
            Pittsburgh, PA  15222-2707

ITEM 2(c) - CITIZENSHIP:

         The PNC Financial Services Group, Inc. - Pennsylvania
         PNC Bancorp, Inc. - Delaware
         PNC Bank, National Association - United States

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2003:

(a)  Amount Beneficially Owned:                               22,319,492 shares

(b)  Percent of Class:                                                    20.65

(c)  Number of shares to which such person has:
        (i)  sole power to vote or to direct the vote                    87,704
       (ii)  shared power to vote or to direct the vote              22,231,788*
      (iii)  sole power to dispose or to direct the disposition of       20,857
       (iv)  shared power to dispose or to direct the disposition of 22,273,488*

         *PNC Bank, National Association serves as co-trustee with M. Rust Sharp and Ursula F. Fairbairn and shares with them voting power and dispositive power with respect to 22,223,288 shares.


ITEM      7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services
  Group, Inc. (formerly, PNC Bank Corp.) - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)


ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                              Page 5 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 2004
--------------------------------------------------
Date

By:  /s/ Joan L. Gulley
--------------------------------------------------
Signature - The PNC Financial Services Group, Inc.
Joan L. Gulley, Vice President
Name & Title


February 10, 2004
--------------------------------------------------
Date

By:  /s/ Maria C. Schaffer
--------------------------------------------------
Signature - PNC Bancorp, Inc.
Maria C. Schaffer, Executive Vice President
Name & Title


February 10, 2004
--------------------------------------------------
Date

By:  /s/ Joan L.  Gulley
--------------------------------------------------
Signature - PNC Bank, National Association
Joan L. Gulley, Executive Vice President
Name & Title


                     AN AGREEMENT TO FILE A JOINT STATEMENT
             WAS PREVIOUSLY FILED AS EXHIBIT A TO AMENDMENT NO. 17.